Exhibit 2.7

FIFTH AMENDMENT TO THE
STOCK PURCHASE AGREEMENT
This Fifth Amendment to the Stock Purchase Agreement, dated as of November 14, 2012 (this “Amendment”), hereby amends that certain Stock Purchase Agreement, dated as of November 9, 2011, by and among Paul Sorensen and Jerry Willeford (together, the “Sellers”), A. M. Castle & Co., a Maryland corporation (the “Buyer”), and Tube Supply, LLC, a Texas limited liability company and successor-in-interest to Tube Supply, Inc., a Texas corporation (the “Company”), as amended by that certain Agreement and Amendment to the Stock Purchase Agreement, dated as of December 15, 2011, and that certain Second Amendment to the Stock Purchase Agreement, dated as of January 13, 2012, and that certain Third Amendment to the Stock Purchase Agreement dated as of May 11, 2012, and that certain Fourth Amendment to the Stock Purchase Agreement dated as of September 13, 2012 (as so amended, the “SPA”). Unless otherwise defined herein, terms defined in the SPA and used herein shall have the meanings given to them in the SPA.
WHEREAS, Section 1.6(c) of the SPA provides that if the Buyer and the Sellers are unable to agree upon certain Disputed Items by November 14, 2012 (the “Resolution Deadline”), the Buyer and Seller shall appoint an independent accounting firm to resolve the Disputed Items;
WHEREAS, in order to allow the parties additional time to resolve and ultimately determine and agree upon the Disputed Items, the Parties hereby wish to extend the Resolution Deadline.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.1 Amendment to SPA. Effective as of the date hereof:

(a)	Section 1.6(c) of the SPA is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:
“If the Buyer and the Sellers are unable to agree upon the Disputed Items solely as they relate to the “Koppel Product Recall Matter” by December 14, 2012, the Buyer and the Sellers will appoint McGladrey & Pullen, LLC or, if such firm is unwilling to serve or such firm is or becomes no longer independent from either the Buyer and its Affiliates or the Sellers and their Affiliates, an independent, nationally recognized accounting firm reasonably acceptable to each of them and that is not currently engaged by either the Buyer, the Company or the Sellers to render accounting services (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items solely as they relate to the “Koppel Product Recall Matter”.”

(b)
Giving effect to the SPA amendment described in subsection (a) above, the SPA is hereby further amended to the extent necessary, and no further, to provide that if, as a result of the Parties resolution of the Disputed Items on or before December 14, 2012, any of the Certificate Amounts that solely relate to the Koppel Product Recall Matter (including, for the avoidance of doubt, Closing Working Capital, the Closing Working Capital Adjustment and the Deferred Working Capital Amount, in each case giving full effect, as applicable, to the agreed amounts regarding any post-Closing supplier and customer adjustments and/or settlements in respect of the Koppel Product Recall Matter) are ultimately determined to be different than those set forth in the Certificate, the December Amount shall be adjusted dollar-for-dollar, up or down, to give effect to any such differences on a net basis (in accordance with the definitions, provisions and methodologies set forth in Article I of the SPA), but without interest on any agreed amounts regarding any post-

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Exhibit 2.7

Closing supplier and customer adjustments and/or settlements in respect of the Koppel Product Recall Matter.
2.1 Amendment Limited. Except as expressly provided in this Amendment, the SPA is not otherwise amended, modified or affected by this Amendment. The terms and conditions of the SPA, as amended by this Amendment, constitute the entire agreement and understanding of the parties hereto with respect to its subject matter and supersede all oral communications and prior writings with respect thereto.
3.1. Miscellaneous. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.
4.1. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
/s/ Paul Sorensen
Paul Sorensen
/s/ Jerry Willeford
Jerry Willeford
A. M. Castle & Co.

By: /s/ Scott F. Stephens
Name:    Scott F. Stephens
Title:    Chief Financial Officer

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